June 2007	Pricing Sheet dated June 22, 2007 relating to
Preliminary Pricing Supplement No. 290 dated May 24, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Protected Absolute Return Barrier Notes due December 20, 2008
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

PRICING TERMS – June 22, 2007
Issuer:		Morgan Stanley
Issue price:		$10 per note (see “Commissions and issue price” below)
Stated principal amount:		$10 per note
Aggregate principal amount:		$17,500,000
Pricing date:		June 22, 2007
Original issue date:		June 29, 2007 (5 business days after the pricing date)
Maturity date:		December 20, 2008
Underlying shares:		Shares of the iShares® MSCI EAFE Index Fund
Payment at maturity:		$10 + supplemental redemption amount (if any)
Maximum payment at maturity:		$12.00 (120% of the stated principal amount).
Supplemental redemption amount:		▪ If at all times during the observation period the share price times the adjustment factor is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price times the adjustment factor is outside the price range, $0.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:		At any time on any day during the observation period, the price of one underlying share.
Closing share price:		On any day, the share price at the market close
Price range:		Any share price that is:
▪ greater than or equal to: 63.976 (initial price x 80%); and
▪ less than or equal to: 95.964 (initial price x 120%) The actual lower and upper limits of the price range will be determined on the pricing date.
Absolute price return:		Absolute value of: (final price – initial price) / initial price
Initial price:		$79.97
Final price:		The closing share price times the adjustment factor on the valuation date
Valuation date:		December 18, 2008
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares.
CUSIP:		61747S264
Listing:
The notes have been approved for listing on the American Stock Exchange LLC (“AMEX”) subject to official notice of issuance.  The AMEX listing symbol for the notes is “EHN.”  It is not possible to predict whether any secondary market for the notes will develop.

Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per note:	$10	$0.175	$9.825
	Total:	$17,500,000	$306,250	$17,193,750

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Issue price” on page 4 of the preliminary pricing supplement for further details.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement and “Plan of Distribution” in the prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 290 dated May 24, 2007 Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.